AGREEMENT

THIS AGREEMENT is dated for reference the 18th day of May, 2006.

BETWEEN:

TERYL RESOURCES CORP.
 #1103, 11871 Horseshoe Way
Richmond, BC V7A 5H5

(hereinafter referred to as "Teryl")

OF THE FIRST PART

AND:

IAS COMMUNICATIONS, INC.
#1103 – 11871 Horseshoe Way
Richmond, BC V7A 5H5

(hereinafter referred to as "IASCA")

OF THE SECOND PART

WHEREAS:

IASCA has completed an agreement with Energy Sources, Inc. to drill up to 24 gas wells in the Ken Lee lease in Kentucky (see attached agreement dated April 18, 2006);

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.

IASCA agrees to farm out a 40% interest in the Ken Lee #1 Well (“the Well”), subject to a 12 ½ percent net revenue interest to the landowner and 27 ½ percent interest to Energy Sources, Inc., in consideration for paying 50% of the total cost of the Well.

2.	Teryl will have first refusal to drill up to 23 additional wells pursuant to the Energy Sources, Inc. agreement with IASCA dated April 18, 2006.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERYL RESOURCES CORP.	IAS COMMUNICATIONS, INC.

/s/ John Robertson	/s/ John Robertson
Signature	Signature

John Robertson	John Robertson
Print Name	Print Name

President	President
Title	Title